Consent of Independent Registered Public Accounting Firm
Board of Directors
SmartFinancial, Inc.
Knoxville, Tennessee

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-219159, 333-203449, 333-208819, 333-131006, and 333-113314, etc.) and on Form S-3 (Nos. 333-214802, 333-208799, and 333-235409) of SmartFinancial, Inc. of our reports dated March 12, 2020, with respect to the consolidated financial statements of SmartFinancial, Inc. and the effectiveness of internal control over financial reporting, which reports appear in SmartFinancial, Inc.’s 2019 Annual Report on Form 10-K.
Sincerely,

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
March 12, 2020